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                                                                     Exhibit 2.2









                                 STOCK AGREEMENT

                            DATED AS OF MAY 18, 1998

                                     BETWEEN

                                CABLE LINK, INC.,

                                PC & PARTS, INC.

                                       AND

                                  BRIAN BERGER


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                                TABLE OF CONTENTS
                                -----------------

ARTICLE I  DEFINITIONS.......................................................1

   Section 1.1.  Definitions.................................................1

ARTICLE II  TERMS OF OPTION..................................................4

   Section 2.1.  Purchase of Shares..........................................4

   Section 2.2.  Payment.....................................................4

ARTICLE III  RIGHTS AND OBLIGATIONS WITH RESPECT TO TRANSFER.................4

   Section 3.1.  General Restrictions........................................4

   Section 3.2.  Restrictive Legend..........................................5

   Section 3.3.  Rights of First Refusal.....................................5

   Section 3.4.  Tag-along Rights............................................7

   Section 3.5   Improper Transfer...........................................9

   Section 3.6   Change in Control...........................................9

   Section 3.7.  Disposition Upon Death of Executive.........................9

   Section 3.8.  Termination................................................10

   Section 3.9.  Drag-Along Rights..........................................10

ARTICLE IV  REGISTRATION RIGHTS.............................................10

   Section 4.1.   Piggy-Back Registration...................................10

   Section 4.2.   Reduction of Offering.....................................11

   Section 4.3.   Registration Procedures...................................11

   Section 4.4.   Registration Expenses.....................................13

   Section 4.5.   Indemnification by Auro...................................13

   Section 4.6.   Indemnification by Executive..............................14

   Section 4.7.   Conduct of Indemnification Proceedings....................14

   Section 4.8.   Contribution..............................................15

   Section 4.9.   Participation in Underwritten Registrations...............16

   Section 4.10.  Current and Periodic Reports..............................16

   Section 4.11.  Holdback Agreements.......................................16

ARTICLE V  MISCELLANEOUS....................................................17

   Section 5.1.   Headings..................................................17


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   Section 5.2.   No Inconsistent Agreements................................17

   Section 5.3.   Entire Agreement; Amendments; No Waivers..................17

   Section 5.4.   Notices...................................................17

   Section 5.5.   Applicable Law............................................17

   Section 5.6.   Severability..............................................18

   Section 5.7.   Successors, Assigns, Transferees..........................18

   Section 5.8.   Counterparts; Effectiveness...............................18

   Section 5.9.   Fees and Expenses.........................................18

   Section 5.10.  Remedies..................................................18

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                                 STOCK AGREEMENT


         THIS STOCK AGREEMENT (the "Agreement"), dated as of May 18, 1998, is made by and among CABLE LINK, INC., an Ohio corporation ("CLI"), PC & PARTS, INC., an Ohio corporation doing business as Auro Computer Systems ("Auro") and BRIAN BERGER, an individual residing in Westerville, Ohio ("Executive").

         WHEREAS, Executive and CLI are acquiring the Shares, as hereinafter defined; and

         WHEREAS, the parties hereto desire to set forth certain provisions regarding the disposition of the Shares, and other matters;

         NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1. DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Adverse Claim" means, with respect to any property or asset, any lien, pledge, charge, security interest, encumbrance or other claim of any kind in respect of such property or asset.

         "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of Columbus, Ohio are authorized by law to close.

         "Competitor" means any Person which competes, directly or indirectly, with any operations of Auro, as such operations exist on the date of determination.

         "Convertible Securities" means securities convertible into or exchangeable for Auro equity securities.

         "Duly Endorsed" means duly endorsed in blank by the Person or Persons in whose name a stock certificate is registered or accompanied by a duly executed stock assignment separate from the certificate with the signature(s) thereon guaranteed by a commercial bank or trust company or a member of a national securities exchange or of the National Association of Securities Dealers, Inc.



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         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles.

         "Permitted Transferee" means the spouse or lineal descendants of Executive, or a trust for the benefit of same, or any partnership or limited liability company controlled by Executive.

         "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or other department or agency thereof.

         "Public Offering" means any primary or secondary public offering of Shares pursuant to an effective registration statement under the Securities Act other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor or similar form.

         "Qualified Public Offering" means an underwritten Public Offering of Shares of Auro or any successor thereto.

         "Registrable Securities" means the Shares held by Executive and his Permitted Transferees and any capital stock for which such Shares are exchanged or into which it is converted; provided that such securities shall cease to be Registrable Securities when (a) a registration statement relating to such securities shall have been declared effective by the SEC, and such securities shall have been disposed of pursuant to such effective registration statement, or (b) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in effect) under the Securities Act are met or such Shares may be sold pursuant to Rule 144(k).

         "Registrable Stock" means the Shares held by shareholders of Auro other than Executive or his Permitted Transferees and any capital stock for which such Shares are exchanged or into which it is converted; provided that such securities shall cease to be "Registrable Stock" when (a) a registration statement relating to such securities shall have been declared effective by the SEC, and such securities shall have been disposed of pursuant to such effective registration statement, or (b) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in effect) under the Securities Act are met or such Shares may be sold pursuant to Rule 144(k).

         "Rule 144" means Rule 144 promulgated under the Securities Act.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" means the "common" shares of Auro, without par value.


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         "Third Party" means a prospective purchaser of Shares from Executive in an arm's-length transaction where such purchaser is not Auro or an Affiliate of Auro.

         "Underwriter" means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer's market-making activities.

         "Voting Securities" means any class or series of capital stock and any bond, debenture or other obligation of Auro having the right to vote generally on matters voted on by the shareholders of Auro.

                  (b) Each of the following terms is defined in the Section opposite such term:

                  TERM                                        SECTION
                  ----                                        -------

         Determination Date                                   3.3(d)
         Indemnified Party                                    4.7
         Indemnifying Party                                   4.7
         Inspectors                                           4.3(g)
         Maximum Offering Size                                4.2(a)
         Obligations                                          2.2
         Offer                                                3.3(a)
         Offer Notice                                         3.3(a)
         Offer Price                                          3.3(a)
         Offered Stock                                        3.3(a)
         Other Party                                          3.3(b)
         Piggy-Back Registration                              4.1
         Ratio                                                2.1
         Records                                              4.3(g)
         Sale Date                                            3.4(a)(iii)
         Sale or Merger                                       3.9
         Seller                                               3.3(a)
         Stock Purchase Agreement                             2.1
         Tag-along Notice                                     3.4(a)(ii)
         Tag-along Notice Date                                3.4(a)(i)
         Tag-along Notice Period                              3.4(a)(ii)
         Tag-along Offer                                      3.4(a)(i)
         Tag-along Offer Notice                               3.4(a)(i)
         Tag-along Purchaser                                  3.4(a)(i)
         Tag-along Ratio                                      3.4(b)
         Transfer                                             3.1(a)
         Transferee                                           3.1(a)



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                                   ARTICLE II

                         TERMS OF ACQUISITION OF SHARES

         SECTION 2.1. PURCHASE OF SHARES. Executive and CLI agree to use reasonable efforts in good faith to acquire the issued and outstanding Shares with Executive contributing $100,000 in exchange for a percentage (the "Ratio") of the Shares determined by multiplying the total number of Shares by a fraction, the numerator of which is $100,000, and the denominator is the sum of $200,000 plus the aggregate purchase price for the Shares, as the same may be adjusted pursuant to Section 1.7(b) of that certain Stock Purchase Agreement dated of even date herewith among Auro, CLI, Executive and the shareholders of Auro (the "Stock Purchase Agreement"), and CLI contributing the balance of the consideration (up to $1,120,000) for the balance of the Shares.

         SECTION 2.2. EXPENSES. Executive shall be responsible for the Ratio of all auditing fees and expenses incurred in connection with the acquisition of Auro (the "Obligations"), net of all amounts received by CLI and Executive pursuant to Section 1.7(c) of the Stock Purchase Agreement. Nothing contained in
Section 7.10 of the Stock Purchase and Non-Compete Agreement shall expand the Obligations of Executive. Auro will be responsible for paying or reimbursing Executive and CLI for all legal fees and expenses incurred in connection with the acquisition of Auro, except that Executive shall be solely responsible for all legal fees and expenses incurred by counsel for Executive in negotiating and reviewing Executive's employment agreement with Auro. Notwithstanding anything contained in the Stock Purchase Agreement to the contrary, the parties hereto agree that (a) any liabilities which may arise under Section 5.1 of the Stock Purchase Agreement shall be primarily the responsibility of Auro, and (b) nothing contained in Section 7.10 of the Stock Purchase Agreement shall expand the obligations of Executive with respect to expenses for which he is responsible.


                                   ARTICLE III

                           RIGHTS AND OBLIGATIONS WITH
                               RESPECT TO TRANSFER

         SECTION 3.1.  GENERAL RESTRICTIONS.

                  (a) Neither Executive nor CLI shall, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of any Shares owned by him or it to any Person (any such act being referred to as a "Transfer", with the term "Transferee" to mean any transferee in a Transfer), except (i) in compliance with all applicable federal and state securities laws and (ii) as expressly permitted by this Agreement.

                  (b) Notwithstanding any other provision of this Agreement to the contrary, either Executive or CLI may at any time Transfer any or all Shares owned by him or it to one or more Permitted Transferees, and any such Permitted Transferee may at any time Transfer any or all of such Shares to one or more other Permitted Transferees so long as in each such case (i) such Permitted Transferee shall have agreed in writing to be bound (through execution of an



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agreement substantially in the form of Exhibit C hereto) by the terms of this
Agreement applicable to the transferor and (ii) the Transfer to such Permitted Transferee is not in violation of any applicable federal or state securities laws. Any such Transfer shall not relieve the transferor of any liability under this Agreement whether occurring before or after such Transfer, and such transferor shall remain liable for any breach of this Agreement or Exhibit C by such Permitted Transferee.

         SECTION 3.2.  RESTRICTIVE LEGEND.

                  (a) For so long as this Agreement remains in effect, each certificate representing Shares owned by CLI, Executive or their Permitted Transferees shall include a legend in substantially the following form:

                  THE TRANSFER OF THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AGREEMENT, DATED AS OF MAY 18, 1998, A COPY OF WHICH WILL BE MAILED TO A SHAREHOLDER OF THE ISSUER WITHOUT CHARGE WITHIN FIVE DAYS AFTER RECEIPT OF WRITTEN REQUEST THEREFOR.

                  (b) If any Shares cease to be Registrable Securities, Auro shall, upon written request of either Executive or CLI, issue to the requesting party or its Permitted Transferees a new certificate evidencing such Shares without the first sentence of the legend required by Section 3.2(a) endorsed thereon. If any Shares cease to be subject to any restrictions on Transfer set forth in this Agreement, Auro shall, upon the written request of either Executive or CLI, issue to the requesting party or its Permitted Transferees a new certificate evidencing such Shares without the second sentence of the legend required by Section 3.2(a) endorsed thereon.

         SECTION 3.3. RIGHTS OF FIRST REFUSAL.

                  (a) Neither Executive nor CLI will Transfer any Shares, other than pursuant to Section 3.1(b), without first giving Auro and the other party hereto prior notice thereof (an "Offer Notice") and the opportunity (as hereinafter provided) to purchase all but not less than all such Shares (the "Offered Stock") at a cash price (the "Offer Price"), which, prior to the first Public Offering, shall be equal to the sum of the amount of any cash plus the fair market value of any other consideration offered by the prospective purchaser or other transferee pursuant to a bona fide offer to purchase. The Offer Notice shall constitute an offer (the "Offer") by the party sending the Offer Notice (the "Seller") to sell the Offered Stock at the Offer Price and shall state the identity of the purchaser or Transferee and the terms of the proposed Transfer.


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                  (b) The Offer may be accepted within 30 days of receipt by
Auro of the Offer Notice and, if accepted, such acceptance shall constitute Auro's binding agreement to purchase the Offered Stock by the later of (i) the date 15 days after such acceptance or (ii) the date by which the prospective purchaser or Transferee would have been obligated to purchase the Offered Stock. If Auro does not accept, the other party hereto (the "Other Party") may accept the Offer within 45 days of receipt by the Other Party of the Offer Notice and if accepted, such acceptance shall constitute the Other Party's binding agreement to purchase the Offered Stock by the later of (i) the date 30 days after such acceptance or (ii) the date by which the prospective purchaser or Transferee would have been obligated to purchase the Offered Stock. If the Offer is not accepted or the Offered Stock is not purchased as contemplated above, the Seller may Transfer the Offered Stock to such prospective purchaser or Transferee at a price not less than the Offer Price and on substantially the same terms as described in the Offer Notice. If the Transfer to such prospective purchaser or Transferee is not consummated as contemplated above within 30 days after the expiration of the 45-day offer period or earlier irrevocable rejection of the Offer or failure to purchase the Offered Stock after acceptance of the Offer, no Transfer may be made by Seller without again complying with this
Section 3.3. Notwithstanding the foregoing, if the purchase and sale of the Offered Stock is subject to any prior regulatory approval, the time periods specified above within which such purchase and sale must be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received.

                  (c) If the consideration offered by the prospective purchaser or Transferee includes non-cash consideration, Seller and the Other Party shall negotiate in good faith with a view to agreeing upon the fair market value of such non-cash consideration. If, despite such good faith negotiations, Seller and the Other Party are unable to agree on such fair market value within 15 days following receipt by Auro and the Other Party of the Offer Notice, each of Seller and the Other Party shall, at its own expense, retain an investment banking firm of national reputation to determine such fair market value. If such two investment banking firms do not make substantially similar determinations and neither determination is acceptable to both Seller and the Other Party, then such investment banking firms shall, at the equally shared expense of Seller and the Other Party, retain a third investment banking firm of national reputation to select between the two determinations, which selection shall be binding upon each party. If a determination under this subsection (c) is required, the deadline for acceptance provided for in this Section 3.3 shall be postponed until the expiration of five Business Days after the date of such determination.

                  (d) On and after the date of the first Public Offering, the Offer Price shall be (i) if the Shares are listed or admitted to trading on a national securities exchange or The Nasdaq National Market, the per Share closing price regular way on the principal national securities exchange or The Nasdaq National Market on which the Shares are listed or admitted to trading on the 15th Business Day following the date on which the Offer Notice was received by Auro, or, if no closing price can be determined for such date, the most recent date prior to such date for which such price can reasonably be ascertained (the "Determination Date"), or (ii) if the Shares are not listed or admitted to trading on a national securities exchange or The Nasdaq National Market, the mean between the representative bid and asked per Share prices in the over-the-counter market at the closing on the Determination Date, as reported by The Nasdaq Stock

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Market or if the Shares are not then quoted by The Nasdaq Stock Market as furnished by any market maker selected by Auro, or if no such prices can be determined for such date, the most recent date prior to such date for which such prices can be determined. Within two Business Days after the Determination Date, Auro shall notify Seller and the Other Party whether or not Auro intends to purchase the Offered Stock at the Offered Price. If Auro elects not to purchase the Offered Stock, the Other Party shall within four Business days after the Determination Date notify Seller and Auro whether or not the Other Party intends to purchase the Offered Stock at the Offered Price. The party electing to purchase the Offered Stock shall deliver the Offer Price by certified check or wired funds against delivery of the Duly Endorsed certificates for the Offered Shares within six Business Days of the Determination Date. If both Auro and the Other Party elect not to purchase the Offered Stock, Seller shall be free to sell the Offered Stock during the period of 30 days following the Determination Date. Any Shares not sold during such period shall again be subject to the terms of this Agreement.

         SECTION 3.4.  TAG-ALONG RIGHTS.

                  (a) (i) Except as provided in Section 3.4(e), if CLI proposes to sell or otherwise dispose of a majority of the issued and outstanding Shares to any Third Party (a "Tag-along Purchaser") pursuant to a bona fide offer to purchase (a "Tag-along Offer"), CLI shall provide written notice (the "Tag-along Offer Notice") of such Tag-along Offer to Auro and Executive (the effective date of such notice being the "Tag-along Notice Date") in the manner set forth in this Section 3.4. The Tag-along Offer Notice shall identify the Tag-along Purchaser, the Tag-along Ratio (as defined below), the consideration per Share and other material terms and conditions of the Tag-along Offer and, in the case of a Tag-along Offer in which the consideration payable for Shares consists in part or in whole of consideration other than cash, such information relating to such consideration as Executive may reasonably request as being necessary for Executive to evaluate such non-cash consideration, it being understood that such request shall not obligate CLI to deliver any information to Executive not provided to CLI by the Tag-along Purchaser. For purposes of this Section 3.4, the term "Executive" includes the Permitted Transferees of Executive.

                      (ii) Executive shall have the right, exercisable as set forth below, to accept the Tag-along Offer for up to the number of Shares determined pursuant to Section 3.4(b). The consideration per Share paid to Executive shall be not less than the highest price paid per share to CLI in respect of its Shares. If Executive desires to accept the Tag-along Offer, Executive shall provide CLI with written revocable notice (a "Tag-along Notice") (specifying, subject to Section 3.4(b), the number of Shares which Executive desires to sell) within 45 days after the Tag-along Notice Date, and shall simultaneously provide a copy of such Tag-along Notice to Auro. Such Tag-along Notice may be withdrawn or modified at any time until the expiration of 45 days after the Tag-along Notice Date (the "Tag-along Notice Period"). At the expiration of the Tag-along Notice Period, the most recent Tag-along Notice shall become irrevocable and binding, and shall constitute an irrevocable acceptance of the Tag-along Offer by Executive for the Shares specified therein.

                      (iii) As soon as practicable after the expiration of the Tag-along Notice Period, CLI shall notify Auro and Executive, if Executive has delivered a Tag-along Notice, of the


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number of Shares Executive is obligated to sell or otherwise dispose of pursuant to the Tag-along Offer, such number to be calculated in accordance with Section 3.4(b). CLI shall notify Auro and Executive of the proposed date of any sale ("Sale Date") pursuant to this Section 3.4 not less than five days prior to the Sale Date, and Executive shall deliver to CLI the Duly Endorsed certificate or certificates representing the Shares to be sold or otherwise disposed of pursuant to such offer, together with a limited power-of-attorney authorizing
CLI to sell or otherwise dispose of such Shares pursuant to the terms of the Tag-along Offer and all other documents required to be executed in connection with such Tag-along Offer, not less than two days prior to the Sale Date.

                  (b) Executive shall have the right to sell, pursuant to any Tag-along Offer, a number of Shares less than or equal to the product of the total number of Shares offered to be sold by CLI or offered to be purchased by the Tag-along Purchaser as set forth in such Tag-along Offer multiplied by a fraction (the "Tag-along Ratio"), the numerator of which is the number of Shares then held by Executive and the denominator of which shall be an amount equal to the total number of Shares then held by Executive and CLI. The number of Shares sold by Executive in a Tag-along Offer shall be equal to the lesser of the number of Shares calculated pursuant to the formula set forth in this Section 3.4(b) and the number of Shares specified in Executive's Tag-along Notice in respect of such Tag-along Offer. If, at the termination of the Tag-along Notice Period, Executive shall not have accepted the Tag-along Offer, Executive will be deemed to have waived any and all of his rights under this Section 3.4 with respect to the sale or other disposition of any of his Shares pursuant to such Tag-along Offer and no Shares held by Executive will be included in such Tag-along Offer.

                  (c) Within one Business Day after the consummation of the sale or other disposition of the Shares pursuant to the Tag-along Offer, CLI shall notify Executive, shall remit to Executive, if Executive had sent a Tag-along Notice, the total sales price specified in the Tag-along Offer Notice of the Shares sold or otherwise disposed of pursuant thereto, and shall furnish such other evidence of such sale (including the time of completion) and the terms thereof as may be reasonably requested by Executive.

                  (d) Notwithstanding anything contained in this Section 3.4, there shall be no liability on the part of CLI to Executive if the sale of Shares pursuant to Section 3.4(c) is not consummated for whatever reason. Whether to effect a sale of Shares pursuant to this Section 3.4 by CLI is in the sole and absolute discretion of CLI.

                  (e) Executive shall be required to bear his proportionate share of any escrows, holdbacks, liabilities or adjustments in purchase price under the terms of the purchase agreement relating to such Tag-along Offer; PROVIDED that the amount borne by Executive shall not exceed the net proceeds received by Executive for the Shares sold by him pursuant to such Tag-along Offer.

         SECTION 3.5. IMPROPER TRANSFER. Any attempt to Transfer any Shares not in compliance with this Agreement shall be null and void and neither Auro nor any transfer agent of Auro shall register, or otherwise recognize in Auro's stock records, any such improper Transfer.


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         SECTION 3.6. CHANGE IN CONTROL. If at any time Bob Binsky is no longer the Chairman of the Board of CLI and no longer has the ability to control the selection of nominees for directors of CLI (a "change in control"), Executive may, within 30 days of such change in control, send a notice to CLI of his intention to require CLI to purchase all (but not less than all) of the Shares then owned by Executive and his Permitted Transferees indicating the price which Executive believes to be the fair market value of a Share. If CLI accepts the price set forth by Executive, CLI shall purchase such Shares within 45 days after receipt of such notice. If CLI does not accept such price, then the provisions of Section 3.3(c) shall govern the determination of the fair market price of a Share and CLI shall purchase such Shares within 45 days after the determination of the fair market value of a Share. At the closing, if the aggregate purchase price for the Shares is in excess of $250,000, then that part of the purchase price which is in excess of $250,000 shall be paid in three consecutive equal annual installments of principal and interest commencing on the first anniversary of the closing of the purchase at a rate equal to the interest rate charged CLI by its main financing institution, against delivery of the Duly Endorsed certificates representing the Shares to be sold free of any Adverse Claims.

         SECTION 3.7.  DISPOSITION UPON DEATH OF EXECUTIVE.

                  3.7.1. (a) Upon the death of Executive, CLI shall purchase all of the Shares owned by Executive and his Permitted Transferees.

                         (b) The purchase price of all Shares being so purchased
shall be (i) if the purchase occurs after the first Public Offering, determined in accordance with the provisions of Section 3.3.(d), or (ii) otherwise determined in accordance with the provisions of Section 3.3(c) with the legal representative of the estate of Executive representing Executive.

                         (c) CLI may choose to obtain life insurance on the life
of Executive in order to fund part or all of this obligation in the event of Executive's death, and Executive agrees to do or cause to be done all things reasonably requested by CLI in order to obtain such insurance.

                  3.7.2. If CLI owns an insurance policy on the life of Executive, then 100% of the net proceeds of such policy shall be paid over to the estate of Executive. In the event there is no insurance policy or that such proceeds are less than 50% of the purchase price, an amount equal to 50% of the purchase price less the amount of such net proceeds, if any, shall be paid at the closing against delivery of the Duly Endorsed certificates representing the Shares to be sold free of any Adverse Claims, and the balance of the purchase price shall be paid in three consecutive equal annual installments of principal and interest commencing on the first anniversary of the closing of the purchase at a rate equal to the interest rate charged CLI by its main financing institution; provided that if the balance of the purchase price is less than $250,000, the balance shall be paid at the closing.

                  3.7.3. The obligation of CLI to pay the purchase price in accordance with the provisions of this Agreement is also subject to any restrictions and limitations imposed (i) by applicable law and/or (ii) by any agreement giving rise to actual or contingent indebtedness to which CLI is a party. To avoid violating the limitations imposed by the preceding sentence, CLI


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may suspend payments of installments of the purchase price or any part thereof until it can continue payments without violating those restrictions and limitations. Unless prohibited by law, interest shall continue to accrue at the interest rate set forth during such period and, unless prohibited by law or such agreements, shall be paid during such period and CLI shall resume payment of both regularly scheduled payments and arrearages as soon as it can do so and to the full extent that it can do so without exceeding the limits established by this Section or by law. Upon such resumption, CLI shall first make payment of any arrearages owed hereunder in the order in which the arrearages occurred and then make regularly scheduled payments. The obligation of CLI to pay the balance of the purchase price shall be evidenced by a note in the form of Exhibit 3.

         SECTION 3.8. TERMINATION. The provisions of Sections 3.4, 3.6, 3.7 and
3.9 shall terminate and be of no further force and effect from and after the date of the closing of a Public Offering.

         SECTION 3.9. DRAG-ALONG RIGHTS. If, at any time prior to the date of closing of a Public Offering, CLI desires to all of its Shares to a third party, or that Auro enter into a plan of merger or consolidation or a plan of Share exchange with another entity, or that Auro enter into an agreement for a sale, lease or exchange of all, or substantially all, of the property and assets of Auro other than in the ordinary course of business (collectively "Sale or Merger"), then Executive will take all steps reasonably necessary to fully cooperate in and complete such Sale or Merger, including the sale of his Shares and those of his Permitted Transferees at the per share price agreed to between CLI or Auro, as the case may be, and the purchaser of such Shares, provided that the per share price is the same for all Shares. Notwithstanding the foregoing, nothing in this Section 3.9 nor any actions of Executive pursuant to this
Section 3.9 shall constitute a waiver of Executive's right to dissent pursuant to Section 1701.85 of the Ohio Revised Code, as amended from time to time.


                                   ARTICLE IV

                               REGISTRATION RIGHTS

         SECTION 4.1. PIGGY-BACK REGISTRATION. If Auro proposes to file a registration statement under the Securities Act with respect to an offering of its Registrable Securities (a) for its own account (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)), or (b) for the account of any holders of its capital stock, then Auro shall give written notice of such proposed filing to Executive as soon as practicable (but in any event not less than 20 days before the anticipated filing date), and such notice shall offer Executive the opportunity to register any and all Registrable Securities owned by Executive. If Executive wishes to register securities of the same class or series as Auro or such holders, such registration shall be on the same terms and conditions as the registration of Auro's or such holders' securities (a "Piggy-Back Registration").

         SECTION 4.2. REDUCTION OF OFFERING. If a registration pursuant to
Section 4.1 involves an underwritten Public Offering and the managing Underwriter advises Auro that, in its view, the number of Shares which Auro and the selling shareholders intend to include in such registration exceeds the Maximum Offering Size, Auro will include in such registration, in the following priority, up to the Maximum Offering Size:

                  (a) first, so much of the Shares proposed to be registered by Auro as would not cause the offering to exceed the largest number of Shares which can be sold without having an adverse effect on such offering, including the price at which such Shares can be sold (the "Maximum Offering Size"); and

                  (b) second, all Registrable Stock requested to be included in such registration statement by any shareholder pursuant to Section 4.1 or otherwise (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Persons on the basis of the relative number of shares of Registrable Stock requested to be so included).

         SECTION 4.3. REGISTRATION PROCEDURES. Whenever Auro is required to effect the registration of Registrable Securities pursuant to Section 4.1 hereof, Auro will use reasonable efforts in good faith to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such registration request:

                  (a) Auro will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which Auro then qualifies or which counsel for Auro shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use reasonable efforts in good faith to cause such filed registration statement to become and remain effective for a period of not less than 120 days.

                  (b) Auro will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to Executive and each Underwriter, if any, drafts of such documents proposed to be filed, and thereafter furnish to Executive and such Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as Executive or such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

                  (c) After the filing of the registration statement, Auro will promptly notify Executive of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

                  (d) Auro will use reasonable efforts in good faith to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as Executive reasonably (in light of their intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Auro and do any and all other acts and things that may be reasonably necessary or advisable to enable Executive to consummate the disposition of his Registrable Securities; PROVIDED, that Auro will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction other than taxation arising with respect to the registration of securities or (C) consent to general service of process in any such jurisdiction.

                  (e) At any time when a prospectus relating to the sale of Registrable Securities is required to be delivered under the Securities Act, Auro will immediately notify Executive of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to Executive and the Underwriters any such supplement or amendment. Executive agrees that, upon receipt of any notice from Auro of the happening of any event of the kind described in the preceding sentence, Executive will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt of the copies of such supplemented or amended prospectus and, if so directed by Auro, Executive will deliver to Auro all copies, other than permanent file copies then in the possession of Executive, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event Auro shall give such notice, Auro shall extend the period during which such registration statement shall be maintained effective as provided in Section 4.3(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when Auro shall make available to Executive such supplemented or amended prospectus.

                  (f) Auro will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

                  (g) Auro will make available for inspection by Executive and any Underwriter participating in any disposition pursuant to a registration statement being filed by Auro pursuant to this Article IV, any attorney, accountant or other professional retained by Executive or Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of Auro (collectively, the "Records") as shall be reasonably requested by any such Person, and cause Auro's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.

                  (h) Auro will furnish to Executive and to each Underwriter, if any, a signed counterpart, addressed to Executive or such Underwriter, of (i) an opinion or opinions of counsel to Auro and (ii) a comfort letter or comfort letters from Auro's independent public accountants, each in customary form and covering such matters as are customarily covered by opinions and comfort letters, as Executive or the managing Underwriter therefor reasonably request.

                  (i) Auro will otherwise use reasonable efforts in good faith to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

                  (j) Auro will use reasonable efforts in good faith to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Auro are then listed.

                  (k) Auro may require Executive, and Executive agrees, to furnish promptly in writing to Auro such information regarding Executive, the plan of distribution of the Registrable Securities and other information as Auro may from time to time reasonably request or as may be legally required in connection with such registration.

         SECTION 4.4. REGISTRATION EXPENSES. In connection with any registration made or requested to be made pursuant to this Article IV, Executive shall be responsible for the fees and expenses of his counsel, the underwriter's commissions attributable to any Shares being sold by Executive, and any incremental expenses incurred by Auro attributable to the inclusion in the registration of Shares of Executive.

         SECTION 4.5. INDEMNIFICATION BY AURO. Auro agrees to indemnify and hold harmless Executive and his agents, from and against any and all losses, claims, damages, liabilities and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if Auro shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to Auro by or on behalf of Executive expressly for use therein; PROVIDED that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the preliminary prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the Person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Stock to such Person if it is determined that Auro has provided such prospectus and it was the responsibility of Executive to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Auro also agrees to indemnify any Underwriter of the Registrable Securities, its officers and directors and each Person who controls such underwriters on substantially the same basis as that of the indemnification of Executive provided in this Section 4.5.

         SECTION 4.6. INDEMNIFICATION BY EXECUTIVE. Executive agrees to indemnify and hold harmless Auro, its officers, directors and agents and each Person, if any, who controls Auro within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Auro to Executive, but only with reference to information related to Executive furnished in writing by or on behalf of Executive expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Executive also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of Auro provided in this Section 4.6.

         SECTION 4.7. CONDUCT OF INDEMNIFICATION PROCEEDINGS. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to
Section 4.5 or 4.6, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party upon request of the Indemnified Party shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to the proceeding; PROVIDED that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 Business Days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement, unless the Indemnifying Party has contested such reimbursement obligation and provides reasonable assurances that such payment can be made upon resolution of such dispute. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (A) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding and (B) provides that such Indemnified Party does not admit any fault or guilt with respect to the subject matter of such proceeding.

         SECTION 4.8. CONTRIBUTION. (a) If the indemnification provided for herein is for any reason unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between Auro and Executive on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by Auro and Executive on the one hand and the Underwriters on the other from the offering of the securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of Auro and Executive on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between Auro on the one hand and Executive on the other, in such proportion as is appropriate to reflect the relative fault of Auro and of Executive in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by Auro and Executive on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by Auro and Executive bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of Auro and Executive on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Auro and Executive or by the Underwriters. The relative fault of Auro on the one hand and Executive on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  (b) Auro and Executive agree that it would not be just and equitable if contribution pursuant to this Section 4.8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and Executive shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of Executive were offered to the public (less underwriters' discounts and commissions) exceeds the amount of any damages which Executive has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

         SECTION 4.9. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. Executive may not participate in any underwritten registration hereunder unless Executive (a) agrees to sell Executive's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights.

         SECTION 4.10. CURRENT AND PERIODIC REPORTS. Auro covenants that it will file all reports required to be filed by it under the Securities Act and the Exchange Act. Upon the request of Executive, Auro will deliver to Executive a written statement as to whether it has complied with such requirements.

         SECTION 4.11. HOLDBACK AGREEMENTS. If and to the extent requested by Auro, in the case of a non-underwritten Public Offering, and if and to the extent requested by the managing Underwriter or Underwriters, in the case of an underwritten Public Offering, Executive agrees not to effect, except as part of such registration, any public sale or distribution of the Shares being registered or a similar security of Auro, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during the 14 days prior to, and during the 120-day period beginning on, the effective date of such registration statement.


                                    ARTICLE V

                                  MISCELLANEOUS

         SECTION 5.1. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

         SECTION 5.2. NO INCONSISTENT AGREEMENTS. Auro is not a party to and will not hereafter enter into any agreement with respect to its securities which is inconsistent with, or otherwise grant rights superior to, the rights granted to Executive under this Agreement without first obtaining the written consent of Executive, which consent will not be unreasonably withheld.

         SECTION 5.3. ENTIRE AGREEMENT; AMENDMENTS; NO WAIVERS.

                  (a) This Agreement and the other instruments and agreements referred to herein embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto. This Agreement may be amended but only in a writing signed by CLI, Executive and Auro. Any provision hereof may be waived but only in a writing signed by the party against which such waiver is sought to be enforced.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 5.4. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing (including telecopies or similar writing) and shall be given to such party at its address, or telecopier number set forth on its signature page or, in the case of a Transfer, to the address, or telecopier number of the party executing the written agreement pursuant to Section 3.1 hereof, or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice, a copy of which written notice shall be on file with the Secretary of Auro. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telex or telecopy number specified in its signature page and the appropriate answerback or confirmation, as the case may be, is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid addressed as aforesaid or (c) if given by any other means, when delivered at the address specified in this Section 5.4.

         SECTION 5.5. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of law principles.

         SECTION 5.6. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

         SECTION 5.7.  SUCCESSORS, ASSIGNS, TRANSFEREES.

                  (a) The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any provisions hereof shall be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

                  (b) This Agreement shall not be assignable or otherwise transferable by any party hereto, except that any Person acquiring Shares who is required by the terms of this Agreement to become a party hereto shall execute and deliver to Auro an agreement to be bound by this Agreement (substantially in the form of Exhibit C) and shall thenceforth be bound by the terms hereof (other than Article IV).

         SECTION 5.8. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 5.9. FEES AND EXPENSES. All fees and expenses incurred by any party hereto in connection with the preparation of this Agreement and the transactions contemplated hereby and all matters related thereto shall be borne by the party incurring such fees or expenses except as otherwise specifically set forth herein.

         SECTION 5.10. REMEDIES. The parties hereby acknowledge that money damages would not be adequate compensation for the damages that a party would suffer by reason of a failure of any other party to perform any of the obligations of this Agreement. Therefore, each party hereto agrees that specific performance is the only appropriate remedy under this Agreement and hereby waives the claim or defense that any other party has an adequate remedy at law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        PC & PARTS, INC.
Addresses:

280 Cozzins Street                      By:
Columbus, Ohio 43215                       ------------------------------------
                                        Name: Bob Binsky
                                        Title: Chairman of the Board



469 Westdale Avenue                     ----------------------------------------
Westerville, Ohio 43082                 Brian Berger



                                        CABLE LINK, INC.


280 Cozzins Street                      By:
Columbus, Ohio 43215                       -------------------------------------
                                           Bob Binsky, Chairman of the Board

                                    Exhibit 3

                                 PROMISSORY NOTE

$_______________                                                 _________, 19__


        FOR VALUE RECEIVED, the undersigned, Cable Link, Inc., an Ohio corporation (the "Maker"), hereby unconditionally promises to pay to the order of Brian Berger or his estate (the "Payee") at the principal business office of the Payee or at such other place as the Payee or other holder hereof may from time to time designate in writing, in lawful money of the United States of America, the principal amount of ____________________ Dollars ($__________), together with interest on the unpaid principal balance hereunder at a rate of interest as hereinafter set forth. The entire unpaid principal balance, together with accrued interest thereon, will be due and payable as hereinafter provided.

        Section 1. PRINCIPAL AND INTEREST.

                1.1. INTEREST RATE. This Note shall bear interest on the unpaid principal balance hereunder from the date hereof until paid in full at an annual fluctuating rate of interest equal to the rate announced by __________ ("Bank") as its prime rate, which rate shall change as and when such prime rate of Bank changes (the "Interest Rate"). In the event that the unpaid principal balance or any part thereof, together with all interest accrued thereon, is not paid on demand when due, then such unpaid principal balance and interest shall bear interest at a rate equal to the Interest Rate plus three percent.

                1.2. PAYMENT OF INTEREST. Interest shall be due and payable in quarterly installments starting on ________ __, 19__ and on the last day of each calendar quarter thereafter until this Note is paid in full.

                1.3. REPAYMENT OF PRINCIPAL. The principal of this Note shall be payable in three equal annual consecutive payments of $___________ commencing on the first anniversary of the date of this Note.

         Section 2. PREPAYMENTS. The Maker shall have the privilege of prepaying all or any part of this Note at any time without notice or any prepayment penalty.

         Section 3. WAIVER. The undersigned and each indorser of this Note hereby waives presentment, demand or notice of demand, protest and dishonor in connection with the enforcement of this Note.

         Section 4. DEFAULT, ACCELERATION. Upon the failure to make any payment hereunder as and when due, which failure remains uncured for more than 10 days thereafter, the Payee shall have the right, without further notice to the Maker, to declare the then outstanding principal balance of this Note, together with all interest accrued thereon, immediately due and payable.

         Section 5. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Ohio.

         Section 6. EXPENSES. If this Note is collected by suit, through probate or bankruptcy court, or by any other judicial proceedings, or if this Note is not paid at maturity, howsoever such maturity may be brought about, and is placed in the hands of an attorney for collection, then the undersigned promises to pay all legal fees, paralegal fees, costs and expenses incurred in connection therewith.

        Section 7. CONSENT TO JURISDICTION. The undersigned hereby consents to the jurisdiction of the Courts of the State of Ohio located in Columbus, Ohio and the United States District Court for the Southern District of Ohio for all purposes in connection with this Note and further consents that any process or notice of motion therewith may be served by certified or registered mail or personal service, provided a reasonable time for appearance is allowed.

                                                                       EXHIBIT C

                          FORM OF AGREEMENT TO BE BOUND

                                     [DATE]

PC & PARTS, INC.

Dear Sirs:

         Reference is made to the Stock Agreement dated as of May 18, 1998 (the "Agreement"), among PC & Parts, Inc. ("Auro"), Cable Link, Inc. and Brian Berger.

         In consideration of the covenants and agreements contained in the Agreement and the transfer of the common stock, without par value, of Auro to the undersigned by Mr. Berger, the undersigned hereby confirms and agrees to be bound by all of the provisions thereof.

         This letter shall be construed and enforced in accordance with the laws of the State of Ohio.

                                 Very truly yours,



                                 ---------------------------------------
                                             [Transferee]